NON-EXCLUSIVE UNDERWRITING AGREEMENT


         AGREEMENT made as of the 31st day of October 1995, between TEMPLETON SMALLER COMPANIES GROWTH FUND, INC., a Maryland corporation (herein referred to as the "Fund"), and TEMPLETON GLOBAL STRATEGIC SERVICES (DEUTSCHLAND) GmbH, a corporation organized and existing under the laws of Germany, office address Taunusanlage 11, 60329 Frankfurt am Main, Germany (herein referred to as the "Selling Company").

         FIRST: The Selling Company shall be a non-exclusive underwriter of shares of capital stock of the Fund (the "Shares") in Europe (the "Territory") with the functions hereinafter stated, and agrees to use its best efforts to bring about and maintain a broad distribution of the Shares among bona fide investors in the Territory (except United States citizens) (the "Investors").

         SECOND: The Selling Company shall solicit responsible dealers for orders to purchase the Shares as principal, and may sign selling contracts with any such dealer, the forms of such contracts to be as mutually agreed upon between the Fund and the Selling Company. The Selling Company also may sell Shares directly to Investors. While this Agreement is in force, the Fund through its principal underwriter, Franklin Templeton Distributors, Inc., may solicit sales or sell the Shares to any person in the Territory, including Shares sold by dealers who are member firms of the United States National Association of Securities Dealers, Inc., ("NASD") and may retain the sales commission on such sales.

         THIRD: All of the Shares sold under this Agreement shall be sold only at the Offering Price in effect at the time of such sale (as described in the then current prospectus or prospectuses and statements of additional information, effective under the applicable laws of a country or jurisdiction within the Territory, and approved by the Fund) and the Fund shall receive not less than the full net asset value thereof, as defined in the Fund's Articles of Incorporation ("Charter") or By-Laws. The difference between Offering Price and net asset value shall be retained by the Selling Company, it being understood that such amounts will not exceed those that are set forth in the then current prospectus or prospectuses approved by the Fund (the "Sales Commission"). The Selling Company agrees to return the Sales Commission to the Fund when an Investor revokes his/her purchase pursuant to any applicable foreign investment laws.

         FOURTH: The Fund shall pay all costs and expenses incidental to registering and qualifying, and maintaining the registration and qualification of, the Shares for sale under the laws of the countries within the Territory as well as, insofar as applicable, the laws of the United States (including the cost of preparing, setting-up, printing and distributing to the existing Shareholders residing in each country within the Territory an initial and annual supply of the respective prospectuses effective under the laws of each such country, and for preparing, setting-up, printing and distributing an initial and annual supply of reports in the appropriate language for existing Shareholders in the Territory or in the English language where appropriate). The Selling Company is liable for the cost of printing and delivering copies of prospectuses and reports for selling purposes to dealers and prospective new Investors in countries within the Territory. The Selling Company is also liable for the cost of the preparation, excluding legal fees, and printing of all post-effective amendments and supplements to the Fund's prospectuses and statement of additional information if the post-effective amendment or supplement arises from the Selling Company (including its parent's) activities or rules and regulations under the U.S. Investment Company Act of 1940 related to the Selling Company's activities and those expenses would not otherwise have been incurred by the Fund. In addition, the Selling Company is liable for the cost of printing additional copies, for its use as sales literature, or reports or other communications which the Fund has prepared for distribution to its existing shareholders.

         FIFTH:   The Selling Company may re-allow to dealers all or any part of the discount it is allowed.

         SIXTH: The Selling Company shall be entitled to receive a contingent deferred sales charge or distribution fee from the proceeds of redemption of Shares of the Fund on such terms and in such amounts as are set forth in the then current prospectus of the Fund. In addition, the Selling Company may retain any amounts authorized for payment to the Selling Company under the Fund's Distribution Plan.

         SEVENTH: If Shares are tendered to the Fund for redemption or repurchase by the Fund within seven business days after the Selling Company's acceptance of the original purchase order for such Shares, the Selling Company will immediately refund to the Fund the full sales commission (net of allowances to dealers or brokers) allowed to the Selling Company on the original sale, and will promptly, upon receipt thereof, pay to the Fund any refunds from dealers or brokers of the balance of sales commissions reallowed by the Selling Company. The Fund shall notify the Selling Company of such tender for redemption within 10 days of the day on which notice of such tender for redemption is received by the Fund.

         EIGHTH: The Selling Company will conduct its business in strict accordance with the applicable requirements of the Charter and the By-Laws of the Fund as from time to time amended, and in strict accordance with all applicable laws, rules and regulations, including the Rules of Fair Practice of the NASD. The Selling Company shall endeavor to see that dealers buying Shares resell the same only to bona fide Investors and that the methods and materials used in selling Shares are sound and conservative, and in accordance with the Fund's current prospectus.

         Advertisements with respect to the Fund prepared by the Selling Company shall not contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary to make such statements not misleading and will conform to the U.S. Investment Company Act of 1940, as amended, and the regulations thereunder, and to the Rules of Fair Practice of the NASD pertaining to the content of such material.

         No person is authorized to make any representations concerning shares of the Fund except those contained in the current prospectus, statement of additional information, and printed information issued by the Fund.

         NINTH: The Selling Company shall at all times use reasonable care and act in good faith in performing its duties hereunder. The Selling Company shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, flood or other catastrophes, acts of God, insurrection, war or riots.

         TENTH: This Agreement shall be effective from the date hereof, subject to registration of the Shares under the laws of the respective countries within the Territory and other applicable laws as provided in Article FOURTH above. If the number of Shareholders in any country is not sufficient in the opinion of the Fund, then such registration may be discontinued, including its obligations under Article FOURTH above.

         ELEVENTH: Either party shall have the right to terminate this Agreement without the payment of any penalty upon sixty (60) days' notice in writing to the other, provided, however, that such termination on the part of the Fund shall be directed or approved either by the affirmative vote of a majority of the Board of Directors in office at the time or by the affirmative vote of a majority (as defined in Section 2(a)(42) of the U.S. Investment Company Act of
1940) of the outstanding Shares. This Agreement shall continue in effect from the date hereof until December 31, 1993, and from year to year thereafter, provided that such continuance is specifically approved at least annually by the Board of Directors or by a vote of a majority of the outstanding Shares (as defined in the U.S. Investment Company Act of 1940) and also, in either event, approved by a majority of those Directors who are not parties to the Agreement or interested persons of any such party, in person at a meeting called for the purpose of voting on such approval.

         TWELFTH: The Selling Company agrees at all times to indemnify, save harmless and defend the Fund from and against all claims for loss, damage or injury and from and against any suits, actions, or legal proceedings of any kind brought against the Fund by or on account of any person whosoever arising directly or indirectly caused by, or incident to, or growing out of this Agreement for its acts and omissions caused by its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations under this Agreement.

         THIRTEENTH: The Selling Company, upon request of the Fund (made at reasonable times and in a reasonable manner), will provide the Fund with copies of its books and records relating to the Fund and/or allow inspection of such books and records by representatives of the Fund.

         The Selling Company shall at all times maintain books and records relating to the Fund at its principal place of business and will comply substantially with Section 31 of the U.S. Investment Company Act of 1940, as amended, and the regulations pursuant to such Section.

         FOURTEENTH: This Agreement shall automatically and immediately terminate in the event of its assignment by the Selling Company. The term "assignment" as used herein includes any transfer of a controlling block of the voting stock of the Selling Company.

         FIFTEENTH: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (and duly receipted) or mailed, certified or registered mail, return receipt requested, as follows:

         if to the Fund          Templeton Smaller Companies Growth Fund, Inc.
                                       700 Central Avenue
                                       St. Petersburg, Florida 33701-3628
                                       Attention: Thomas M. Mistele, Secretary

         If to the Company Templeton Global Strategic Services
                                            (Deutschland) GmbH
                                            Taunusanlage 11,
                        60329 Frankfurt am Main, Germany
                                            Attention: General Manager


or to such other person or address as any party may furnish or designate to the other in writing in accordance herewith. Notice given by mail shall be deemed to have been given upon the date shown on the certified or registered postal receipt showing delivery to the recipient.

         SIXTEENTH: The Fund reserves the right at all times to suspend or limit the public offering of the Shares of the Fund upon two day's written notice to the Selling Company.

         SEVENTEENTH: This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts of laws and the U.S. Securities laws, including the U.S. Investment Company Act of 1940, as amended from time to time, and the regulations thereunder.

         EIGHTEENTH: Any dispute or claim arising out of this Agreement shall be referred to and resolved by the International Chamber of Commerce ("ICC") in Luxembourg in accordance with the ICC Conciliation and Arbitration Rules. The

ICC shall apply U.S. law, State of California, in relation to the dispute.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


                                  TEMPLETON SMALLER COMPANIES GROWTH FUND, INC.



                                              By:/s/JOHN R. KAY
                                                  John R. Kay
                                                  Vice President


                                 TEMPLETON GLOBAL STRATEGIC SERVICES
                                   (Deutschland) GmbH



                                                By:



                                                And by: